PROVINCE OF NOVA SCOTIA
U.S.$500,000,000
5.125 % BONDS DUE JANUARY 26, 2017

FISCAL AGENCY AGREEMENT

Dated as of January 26, 2007

PROVINCE OF NOVA SCOTIA
     FISCAL AGENCY AGREEMENT dated as of January 26, 2007, between the Province of Nova Scotia (the “Province”) and The Bank of New York, a corporation organized and existing under the laws of the State of New York, acting as fiscal agent (the “Fiscal Agent,” which term includes any successor Fiscal Agent appointed in accordance with this Agreement).
     1. Appointment of Fiscal Agent and Paying Agents. (a) The Province hereby appoints the Fiscal Agent as fiscal agent, registrar, transfer agent and principal paying agent of the Province for U.S.$500,000,000 principal amount of its 5.125% Bonds due January 26, 2017 (the “Bonds”), upon the terms and subject to the conditions set forth in this Agreement, and the Fiscal Agent accepts such appointment.
     (b) The Province may from time to time appoint one or more additional agents (hereinafter called a “Paying Agent” or the “Paying Agents”) for the payment (subject to the applicable laws and regulations) of the principal of and interest and Additional Amounts (which term shall mean the same herein as defined in the terms and conditions of the Bonds), if any, on the Bonds at such place or places as the Province may determine. Any such Paying Agent or Paying Agents appointed by the Province will have the benefit of and be subject to the provisions of this Agreement to the same extent as the Fiscal Agent in its capacity as principal paying agent. The Province may at any time terminate the appointment of any Paying Agent by written notice to such Paying Agent; provided that as long as the Bonds are listed on the Luxembourg Stock Exchange and, if the rules of the Luxembourg Stock Exchange so require, the Province will maintain a transfer agent and Paying Agent in Luxembourg. The Province will keep the Fiscal Agent informed in writing as to the name, address, and telephone and facsimile numbers of each Paying Agent appointed by it and will notify in writing the Fiscal Agent of the resignation or removal of any Paying Agent. The Fiscal Agent shall arrange with each Paying Agent for the payment, as provided herein, of the principal of and interest and Additional Amounts, if any, on the Bonds on terms approved by the Province (further references herein to principal and interest shall be deemed to also refer to any Additional Amounts).
     2. Form. (a) The Bonds shall initially be issued in the form of two fully registered global certificates without coupons (such registered global certificates and any registered global certificates issued upon any transfer or exchange thereof or in replacement therefor are hereinafter referred to as the “Global Bonds”). The Global Bonds shall initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and held by the Fiscal Agent as custodian for DTC. As long as DTC or its nominee is the registered holder of the Global Bonds, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Bonds for all purposes under this Agreement and the Global Bonds. Neither the Province nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to or payments made by DTC on account of beneficial ownership interests in the Global Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Global Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg,” DTC and Euroclear, collectively the “clearing system”). The clearing system will be responsible for establishing and maintaining book-entry accounts for their participants having interest in the Bonds. Except as provided in Section 5, owners of beneficial interests in the Global Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive Bonds in definitive registered form and will not be considered registered holders thereof under this Agreement. The Global Bonds will be substantially in the form attached hereto as Exhibit 1.
     (b) All Bonds (including the Global Bonds) shall be signed and countersigned on behalf of the Province, manually or in facsimile, by its authorized officials, and may be sealed with the manual or facsimile seal of its Ministry of Finance. In the event that any official of the Province who shall have signed or countersigned or whose facsimile signature or countersignature shall appear upon any of the Bonds shall cease to hold such office before the Bonds so signed shall actually have been authenticated, registered or delivered, such Bonds nevertheless may be authenticated, registered and delivered with the same force and effect as though such person who signed or countersigned such Bonds had not ceased to be such official of the Province.
     3. Authentication. The Fiscal Agent shall, upon receipt of Bonds duly executed on behalf of the Province together with a written order or orders to authenticate and deliver Bonds in a stated aggregate principal amount, (i) authenticate and register the aforementioned Bonds and deliver them in accordance with the written order or orders of the Province, and (ii) thereafter authenticate, register and deliver Bonds in accordance with the provisions of Sections 4, 5 and 7. The total amount of the Bonds to be issued and outstanding at any time, whether in the form of Global Bonds or Bonds in definitive registered form issued in exchange for the Global Bonds, shall not exceed U.S.$500,000,000 in aggregate principal amount (or such lesser amount as may be determined in accordance with Section 8(d)), plus the aggregate principal amount of any additional bonds issued by the Province pursuant to any supplement hereto in accordance with Section 14.
     4. Registration, Transfers and Exchanges.
     (a) The Fiscal Agent, as agent of the Province for such purpose, shall at all times keep at its office in the Borough of Manhattan, The City of New York or at such other office reasonably satisfactory to the Province (the “Fiscal Agent’s Office”) a register (the “Register”) for the initial registration and registration of transfers and exchanges of Bonds, in which shall be entered the names and addresses of the registered holders of Bonds and the particulars of the Bonds held by them. Subject to Section 5, upon surrender for registration of transfer of any Bond at the Fiscal Agent’s Office, the Fiscal Agent shall authenticate, register and deliver, in the name of the transferee or transferees, a new Bond or Bonds for a like aggregate principal amount in accordance with the provisions of the Bonds. Subject to Section 5, upon surrender of any Bond at the Fiscal Agent’s Office for exchange the Fiscal Agent shall authenticate, register and deliver, in exchange for such Bond, a new Bond or Bonds of the appropriate authorized denomination or denominations and for a like aggregate principal amount in accordance with the provisions of the Bonds. The Province and the Fiscal Agent shall not be required to make any exchange of Bonds if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.

     (b) All new Bonds authenticated and delivered by the Fiscal Agent upon registration of transfer or in exchange for Bonds of other denominations shall be dated so that neither gain nor loss of interest shall result from such registration of transfer or exchange.
     (c) All Bonds presented or surrendered for registration of transfer, exchange or payment shall be accompanied by a written instrument or instruments of transfer in form satisfactory to the Fiscal Agent, which form shall be in accordance with the prevailing United States transfer regulations and practices and duly executed by the registered holder or its duly authorized attorney.
     (d) The Fiscal Agent shall not impose any service charge on the registered holder for any such registration of transfer or exchange of Bonds; however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in this Agreement or in the Bonds, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith. In addition, owners of beneficial interests in the Bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.
     (e) The Province and the Fiscal Agent shall deem and treat the person in whose name a Bond is registered as the absolute owner of such Bond for all purposes whatsoever, whether or not such Bond is overdue, and neither the Province nor the Fiscal Agent shall be affected by notice to the contrary. All payments to or on the order of the registered holder of any Bond are valid and effectual to discharge the liability of the Province or the Fiscal Agent on such Bond to the extent of the sum or sums paid.
     (f) The Fiscal Agent shall not be required to register any transfer or exchange of Bonds during the period from any Record Date to the next following Interest Payment Date. In this Agreement, the terms “Interest Payment Date” and “Record Date” will bear the meanings ascribed to them in the Bonds.
     5. Special Provisions Relating to Global Bonds.
     (a) Unless a Global Bond is presented by an authorized representative of DTC to the Province or the Fiscal Agent for registration of transfer, exchange or payment, and any replacement Global Bond issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by such authorized representative), any transfer, pledge or other use of the Global Bond for value or otherwise shall be wrongful since the registered holder thereof, Cede & Co., has an interest therein. The Province undertakes to maintain a Paying Agent that will not be obligated to withhold or deduct tax pursuant to the European Council Directive 2003/48/2 or any law implementing or complying with, or introduced in order to conform to, such Directive.
     (b) Except as provided in this subsection (b), Bonds will not be issued in definitive registered form. If at any time DTC notifies the Province that it is unwilling or unable to continue as depositary for the Global Bonds or if at any time DTC ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, or otherwise ceases to be eligible to be a depositary, the Province shall appoint a successor depositary with respect to the Global Bonds. If a successor depositary for the Global Bonds is not appointed by the Province within 90 days after the Province receives such notice or becomes aware of such ineligibility, the Province shall execute Bonds in definitive registered form, and the Fiscal Agent, upon receipt thereof and a written order from the Province, shall authenticate and deliver such Bonds in definitive registered form without coupons, in denominations of U.S.$5,000 and integral multiples of $1,000 in excess thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bonds as of the exchange date.
     The Province will issue or cause to be issued Bonds in definitive registered form if a default occurs that entitles the holders of the Bonds to accelerate the Maturity Date (as hereinafter defined) and that default has not been cured in accordance with the terms of the Bonds.
     The Province may at any time and in its sole discretion determine not to have any of the Bonds held in the form of the Global Bonds. In such event, the Province shall execute Bonds in definitive registered form without coupons, in denominations of U.S.$5,000 and integral multiples of $1,000 in excess thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bonds as of the exchange date, and the Fiscal Agent, upon receipt thereof, shall authenticate such Bonds in definitive registered form and deliver them in accordance with this section.
     Upon the exchange of the Global Bonds for Bonds in definitive registered form, the Fiscal Agent shall cancel such Global Bonds and shall reduce the holdings of Cede & Co. on the Register to nil. Bonds in definitive registered form issued in exchange for the Global Bonds pursuant to this section shall be registered in such names as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Fiscal Agent or the Province. The Fiscal Agent shall deliver such Bonds in definitive registered form to or as directed by the persons in whose names such definitive registered Bonds are so registered and shall direct all payments to be made in respect of such Bonds in definitive registered form to the registered holders thereof on or after such exchange regardless of whether such exchange occurred after the Record Date for such payment.
     All Bonds in definitive registered form issued upon the exchange of the Global Bonds shall be valid obligations of the Province, evidencing the same debt, entitled to the same benefits and subject to the same terms and conditions (except insofar as they relate specifically to the Global Bonds) as the Global Bonds surrendered upon such exchange.
     (c) The Global Bonds may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     6. Payment.
     (a) The Province will pay to the Fiscal Agent, in immediately available funds, in United States dollars, to an account to be specified by the Fiscal Agent, prior to 10:00 A.M. New York City Time on the day on which the same shall become due (or the next succeeding

Business Day if such due date falls upon a day which is not a Business Day), all amounts to be paid on the Bonds for principal and interest on that date as required by the terms of the Bonds, and the Province hereby authorizes and directs the Fiscal Agent, from the funds so paid to it, to make payment of the principal and interest in respect of the Bonds in accordance with their terms and the provisions set forth below. For the purposes of this Section 6(a), “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York, are not authorized or obligated by law or regulation to close. If the Bonds have been issued in definitive form and a date for payment is a Business Day, but is a day on which any Paying Agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day other than a Saturday or Sunday on which banking institutions in such place of payment are not authorized or obligated by law or regulation to be closed and no further interest shall be paid in respect of the delay in such payment.
     (b) With respect to Bonds held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg.
     (c) Payment of principal in respect of Bonds in definitive registered form issued pursuant to Section 5(b) shall be made at the Fiscal Agent’s Office. Payment of interest due on an Interest Payment Date will be made by forwarding by mail or otherwise delivering a check to the registered addresses of registered holders of Bonds, or, at the option of the Province if requested by a registered holder, otherwise transferring funds to such registered holder. Such check shall be dated the due date for payment and made payable to the order of the registered holder or, in the case of joint registered holders, to the order of all such joint holders (failing instructions from them to the contrary) and shall be sent to the address of that one of such joint holders whose name stands first in the Register as one of such joint holders. In the case of payments of interest due on an Interest Payment Date, the Fiscal Agent shall mail or otherwise deliver such checks to the names and addresses of registered holders of Bonds sufficiently in advance of the relevant due date for payment that receipt of such checks by registered holders on or before the relevant due date is reasonably assured. In the case of payments of interest due on a Redemption Date (as defined in the Bonds) which is not an Interest Payment Date, the interest payments in respect of the Bonds shall be made at the Fiscal Agent’s Office, together with the principal thereof.
     (d) All monies paid to the Fiscal Agent under Section 6(a) shall be held by it in a separate non-interest bearing account from the moment when such monies are received until the time of actual payment, in trust for the registered holders of Bonds, to be applied by the Fiscal Agent to payments due on the Bonds at the time and in the manner provided for in this Agreement and the Bonds. Any money deposited with the Fiscal Agent for the payment of the principal or interest in respect of any Bond remaining unclaimed for two years after such principal or interest shall have become due and payable shall be repaid to the Province (with interest calculated in accordance with arrangements to be made between the Province and the Fiscal Agent from time to time) and the registered holder of a Bond may thereafter look only to the Province for any payment to which such holder may be entitled.

     (e) Any payment made to or for the account of the Fiscal Agent or any registered holder of Bonds in respect of any amount payable by the Province pursuant to the Bonds or this Agreement in any currency (the “Original Currency”) which payment is made in another currency (the “Other Currency”) pursuant to any judgment or order of a Court or tribunal of any jurisdiction, shall constitute a discharge to the Province only to the extent of the amount of the Original Currency which the Fiscal Agent or the registered holder, as the case may be, acting in a reasonably prompt manner, is able to purchase with the Other Currency so received. The Province shall, as a separate and independent obligation which shall not be merged in any such judgment or order, pay or cause to be paid the amount not so discharged in accordance with this subsection (e) and indemnify each of the Fiscal Agent or the registered holder in question against any loss or damage as a result of any such amount being paid in the Other Currency.
     7. Mutilated, Defaced, Destroyed, Stolen or Lost Certificates.
     (a) If any Bond certificate is mutilated, defaced, destroyed, stolen or lost, application for replacement may be made to the Fiscal Agent at the Fiscal Agent’s Office who shall promptly transmit such application to the Province. Such application shall be accompanied by the mutilated or defaced certificate or proof, satisfactory to the Province in its discretion, of the destruction, theft or loss of the certificate and upon receipt by the Province of an indemnity satisfactory to it, the Province shall execute a new certificate of like tenor, and upon written instructions from the Province, the Fiscal Agent shall thereupon cancel the mutilated or defaced certificate or adjust the Register to reflect the destruction, theft or loss of a certificate, as the case may be, and authenticate, register and deliver such new certificate in exchange for the mutilated or defaced certificate or in substitution for the destroyed, stolen or lost certificate. Such replacement certificate shall be dated so that neither gain nor loss of interest will result from such exchange or substitution. All expenses associated with procuring any indemnity and with the preparation, authentication and delivery of a replacement certificate will be borne by the registered holder of the mutilated, defaced, destroyed, stolen or lost Bond certificate.
     (b) Whenever any Bond, alleged to have been destroyed, stolen or lost for which a replacement Bond has been issued, is presented to the Fiscal Agent for payment on the Maturity Date (as defined herein), the Redemption Date or for registration of transfer or exchange, the Fiscal Agent shall immediately notify the Province in respect thereof and shall deal with such Bond only in accordance with the Province’s instructions.
     8. Maturity, Redemption and Purchases.
     (a) Unless previously redeemed for tax reasons as provided in the terms and conditions of the Bonds, or repurchased by the Province as provided below in subsection (b), the principal amount of the Bonds is due and payable on January 26, 2017 (the “Maturity Date”).
     (b) In accordance with the terms and conditions of the Bonds, upon receipt of a notice to redeem and a certificate of the Province and opinion, as set forth in the Bonds, the Fiscal Agent shall on behalf of the Province cause to be given to registered holders of the Bonds in accordance with Section 18(b), not less than 30 days and no more than 60 days prior to the Redemption Date, a notice of redemption stating: (i) the Redemption Date; (ii) the redemption price; and (iii) if applicable, the place or places of surrender of the Bonds to be redeemed.

     (c) The Province may, if not in default under the Bonds, at any time purchase Bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law and, if definitive Bonds have been issued in accordance with Section 5, the Province may cause the Fiscal Agent to cancel any Bonds so purchased.
     (d) If the Province elects to cancel any Bonds purchased by it when Bonds are held in the form of a Global Bond, it may require the Fiscal Agent to register such cancellation and to reduce the outstanding aggregate principal amount of the Global Bonds in accordance with the regular procedures of DTC in effect at such time. In addition, upon the Province’s cancellation of any such Bonds, (i) the Fiscal Agent shall deem that the maximum amount of the Bonds to be issued and outstanding at any time (as described in Section 3) has been reduced by the principal amount of the Bonds so cancelled, and (ii) if the principal amount of Bonds so cancelled equals or exceeds the principal amount of the last Global Bond (in sequential order by certificate number) and the Province so instructs, the Fiscal Agent shall cancel such Global Bond, to reflect the reduction of the maximum amount of the Bonds to be issued and outstanding at any time.
     9. Cancellation and Destruction. All Bonds which are paid on the Maturity Date or Redemption Date, or surrendered for registration of transfer or exchange for other certificates, shall be cancelled by the Fiscal Agent who shall register such cancellation. The Fiscal Agent shall, as soon as practicable after the date of cancellation of Bonds under this section or Section 7(a) or the date that the Register is adjusted to reflect the destruction, theft or loss of a certificate pursuant to Section 7(a), furnish the Province with a certificate or certificates of cancellation stating the serial numbers and total number of Bonds that have been cancelled. The Fiscal Agent shall disposed all cancelled Bonds in accordance with its customary procedures for the disposition of cancelled securities and shall furnish to the Province, on a timely basis, a certificate or certificates of disposition stating the serial numbers, dollar value and total number of all Bonds disposed of hereunder.
     10. Limited Liability.
     (a) In acting under this Agreement, the Fiscal Agent is acting solely as agent of the Province and does not assume any obligation or relationship of agency or trust (fiduciary or otherwise) for or with any of the holders of the Bonds, except that all funds held by the Fiscal Agent for payment of principal or interest shall be held in trust for the registered holders of Bonds as provided in this Agreement.
     (b) The Fiscal Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Bond, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Province made or given by it and sent, delivered or directed to the Fiscal Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any authorized officer or attorney-in-fact of the Province. The Province shall provide the Fiscal Agent with a list of authorized officers of the Province and attorneys-in-fact and shall update such list from time to time.

     (c) The Fiscal Agent and its officers, directors and employees, may become the holder of, or acquire any interest in, any Bonds, with the same rights that it or they would have if it were not the Fiscal Agent, or they were not such officers, directors or employees, and may engage or be interested in any financial or other transaction with the Province and may act on, or as depositary, trustee or agent for, any committee or body of holders of Bonds or other obligations of the Province as freely as if it were not the Fiscal Agent hereunder or they were not such officers, directors or employees.
     (d) The Fiscal Agent hereby shall be obligated to perform such duties and only such duties, as are specifically set forth herein and in the Bonds, and no implied duties or obligations shall be read into this Agreement or the Bonds against the Fiscal Agent. A permissive right granted to any Agent hereunder shall not be deemed an obligation to act.
     (e) The Fiscal Agent may consult with legal and other professional advisors of its selection and the opinion of such advisors, rendered in good faith, shall be full and complete protection with respect to any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisors.
     (f) The Fiscal Agent shall be protected and shall incur no liability for or with respect to any action taken, omitted or suffered in good faith reliance upon any instruction, request or order from the Province or any notice, resolution, direction, consent, certificate, affidavit, statement, cable, telex, facsimile or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by an authorized representative.
     (g) The Fiscal Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder if there is reasonable ground for believing that the repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.
     (h) With the consent of the Province, the Fiscal Agent may execute any of the duties or powers hereunder or perform any duties hereunder either directly or by or through its agents, attorneys, custodian or nominees and shall not be responsible for any misconduct or negligence on the part of, or for the supervision of any such agent, attorney, custodian or nominee appointed with due care by it hereunder.
     (i) Before the Fiscal Agent acts or refrains from acting it may require an officers’ certificate or an opinion of counsel or both. The Fiscal Agent shall not be liable for any action it takes or omits to take in good faith in reliance of such officers’ certificate and/or opinion of counsel. The Fiscal Agent may consult with counsel and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (j) The Fiscal Agent shall not be charged with knowledge of any default unless either (i) an authorized officer of the Fiscal Agent shall have actual knowledge of such default or (ii) written notice of such default shall have been given to the Fiscal Agent by the Province or any holder of Bonds.

     11. Expenses and Indemnity.
     (a) In connection with the Fiscal Agent’s appointment and duties under this Agreement and the Bonds, the Province will pay the Fiscal Agent compensation in an amount separately agreed upon by the Province and the Fiscal Agent, subject to the provisions of the Provincial Finance Act (Nova Scotia). The Province will indemnify and hold harmless the Fiscal Agent and its officers, directors, employees and agents against all claims, actions, demands, damages, costs, losses and liabilities which may be incurred by the Fiscal Agent by reason of, or in connection with, the Fiscal Agent’s appointment and duties under this Agreement, except as such result from any grossly negligent act or omission, bad faith or willful misconduct of the Fiscal Agent or its directors, officers, employees or agents. In addition, the Province shall, pursuant to arrangements separately agreed upon by the Province and the Fiscal Agent, transfer to the Fiscal Agent, upon presentation of substantiating documentation satisfactory to the Province, amounts sufficient to reimburse the Fiscal Agent for certain out-of-pocket expenses reasonably incurred by it in connection with its services. The obligation of the Province under this subsection shall survive payment of the Bonds and resignation or removal of the Fiscal Agent.
     (b) Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought under this Agreement but failure to so notify any indemnifying party shall not relieve the indemnifying party from any liability. An indemnifying party may participate at its own expense in the defense of such action unless the indemnified party reasonably believes that such participation so creates a conflict of interest for such indemnifying party. If it so elects within a reasonable time after receipt of such notice, an indemnifying party may assume the defense of such action with legal advisors chosen by it and approved by the indemnified party defendant in such action, unless such indemnified party reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to such indemnifying party, but an indemnifying party may not settle any action commenced against an indemnified party without the written consent of the indemnified party (which shall not be unreasonably withheld). In order to be entitled to an indemnity with respect to a claim hereunder, an indemnified party will not, without the prior written consent of the indemnifying party, settle or compromise or consent to the entry of any judgment with respect to such pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the indemnifying party is an actual or potential party to such claim, action, suit or proceeding). If an indemnifying party assumes the defense of any such action, the indemnifying party shall not be liable for any fees or expenses of the legal advisors of the indemnified party incurred thereafter in connection with such action. In no event shall the indemnifying party be liable for the fees and expenses of more than one legal advisor for the indemnified party in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances.
     (c) The fees and expenses payable to the Fiscal Agent under this Section 11 are intended to constitute expenses of administration under any applicable bankruptcy laws.

     12.
     (a) Successor Fiscal Agent. The Province agrees that there shall at all times be a Fiscal Agent hereunder which shall be a bank or trust company organized and doing business under the laws of the United States or The State of New York and be in good standing and having a place of business in the Borough of Manhattan, The City and State of New York and authorized under such laws to exercise corporate trust powers; provided that the Province may choose to act at any time as its own fiscal agent, transfer agent, registrar and principal paying agent.
     The Fiscal Agent shall not transfer or assign this Agreement or any interest or obligation herein without the Province’s prior written consent. Any corporation into which the Fiscal Agent may be amalgamated, merged or converted, or any corporation with which the Fiscal Agent may be consolidated, or any corporation resulting from any amalgamation, merger, conversion or consolidation to which the Fiscal Agent shall sell or otherwise transfer all or substantially all of its corporate trust business provided that it shall be qualified as described in subsection (a), shall be the successor Fiscal Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, but subject to prior notice to and the prior approval of the Province.
     (b) Resignation and Removal. The Fiscal Agent may at any time resign by giving written notice to the Province of its resignation, specifying the date on which its resignation shall become effective (which shall not be less than 30 days after the date on which such notice is given unless the Province shall agree to a shorter period); provided that no such notice shall expire less than 30 days before or 30 days after the due date for any payment of principal or interest in respect of the Bonds. The Province may remove the Fiscal Agent at any time by giving written notice to the Fiscal Agent specifying the date on which such removal shall become effective. Such resignation or removal shall only take effect upon the appointment by the Province of a successor Fiscal Agent qualified as described in subsection (a) and upon the acceptance of such appointment by such successor Fiscal Agent. Any Paying Agent may resign or may be removed at any time upon like notice, and the Province in any case may appoint in substitution therefor a new Paying Agent or Paying Agents.
     (c) Bankruptcy or Insolvency of Fiscal Agent. The appointment of the Fiscal Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time the Fiscal Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Fiscal Agent, or if a liquidator or receiver of the Fiscal Agent of all or any substantial part of its property is appointed or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Fiscal Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation.
     (d) Appointment of Successor. Prior to the effective date of any such resignation or removal of the Fiscal Agent, or if the Fiscal Agent shall become unable to act as such or shall cease to be qualified as described in subsection (a), the Province shall appoint a successor Fiscal Agent qualified as described in subsection (a). Upon the appointment of a successor Fiscal Agent and its acceptance of such appointment, the retiring Fiscal Agent shall, at the direction of the Province and upon payment of its compensation and expenses then unpaid, deliver and pay over to its successor any and all securities, money and other properties then in its possession as Fiscal Agent and shall thereupon cease to act hereunder. If no successor Fiscal Agent is appointed by the Province within 30 days of receiving a notice of resignation (subject to the provisions of subsection (b) above), the Fiscal Agent may petition a court of competent jurisdiction to appoint a successor Fiscal Agent.
     (e) Payment of Certain Fiscal Agent’s Fees upon Termination. If the Fiscal Agent resigns or ceases to act hereunder, the Fiscal Agent shall only be entitled to any annual fees otherwise payable to it under this Agreement on a pro rata basis for that period since the most recent anniversary of this Agreement during which the Fiscal Agent has acted hereunder.
     (f) Notices to Registered Holders. The Province shall notify the registered holders of Bonds pursuant to the notice provisions in Section 18(b), in the event: (i) a successor Fiscal Agent or any Paying Agent is appointed pursuant to this Agreement or (ii) the Fiscal Agent or any Paying Agent resigns or is removed by the Province.
     13. Meetings of Registered Holders of Bonds.
     (a) The Fiscal Agent shall convene a meeting of the registered holders of the Bonds for any lawful purpose affecting their interests upon receipt of a written request of the Province or a written request signed in one or more counterparts by the registered holders of not less than 10% of the principal amount of the Bonds then outstanding and upon being indemnified to its reasonable satisfaction by the Province or the registered holders of the Bonds signing such request, as the case may be, against the costs which may be incurred in connection with the calling and holding of such meeting. If the Fiscal Agent fails to give notice convening such meeting within 30 days after receipt of such request and indemnity, the Province or such registered holders of Bonds, as the case may be, may convene such meeting. Every such meeting shall be held at such place as may be approved or determined by the Province.
     (b) At least 30 days’ notice of any meeting shall be given to the registered holders of the Bonds in the manner provided pursuant to the terms and conditions of the Bonds and a copy thereof shall be sent by mail to the Fiscal Agent unless the meeting has been called by the Fiscal Agent, and to the Province, unless the meeting has been called by the Province. Such notice shall state the time, place and purpose of the meeting and the general nature of the business to be transacted at the meeting, and shall include a statement to the effect that, prior to 48 hours to the time fixed for the meeting, (i) in the case of Bonds issued in the form of a Global Bond, those persons recorded in the Register, or (ii) in the limited circumstances in which Bonds in definitive registered form have been issued, those registered holders of Bonds who deposited their Bonds with the Fiscal Agent or any other person authorized for such purpose by the Fiscal Agent or the Province, shall be entitled to obtain voting certificates for appointing proxies (subject to such procedures and requirements as the Province and the Fiscal Agent may prescribe), but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.

     (c) A registered holder of Bonds may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the registered holders of Bonds or any adjournment of such meeting, and such proxy shall have all rights of the registered holder of Bonds in respect of such meeting. All written notices to DTC of meetings shall contain a requirement that the registered holders of Bonds must notify clearing system participants and, if known, beneficial owners of Bonds of the meeting in accordance with procedures established from time to time by such clearing systems. The registered holders of Bonds shall seek voting instructions on the matters to be raised at such meeting from the clearing system participants or, if known, from the beneficial owners of Bonds.
     (d) Some person, who need not be a registered holder of Bonds, nominated in writing by the Fiscal Agent, shall be chair of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the registered holders of the Bonds present in person or by proxy shall choose some person present to be chair, and, failing such choice, the Province may appoint a chair.
     (e) At a meeting of registered holders of Bonds, a quorum shall consist of one or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding Bonds. If a quorum of the registered holders of Bonds shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of registered holders of Bonds, shall be dissolved, but if otherwise convened the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place, in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chair appoints some other place, or some other day or time of which not less than 7 days’ notice shall be given in the manner provided above. At the adjourned meeting one or more registered holders of Bonds present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in principal amount of the then outstanding Bonds.
     (f) The chair of any meeting at which a quorum of the registered holders of Bonds is present may, with the consent of registered holders represented at the meeting of at least a majority in principal amount of the then outstanding Bonds, adjourn the meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.
     (g) Every motion or question submitted to a meeting (except a motion to adjourn the meeting pursuant to subsection (f)) shall be decided by Extraordinary Resolution (as defined below) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chair that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chair or demanded by a show of hands by one or more registered holders of Bonds acting in person or by proxy and holding at least 2% in principal amount of the then outstanding Bonds, a poll shall be taken in such manner as the chair shall direct.

     (h) On a poll each registered bolder of Bonds present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each U.S.$1,000 principal amount of Bonds of which the person shall then be the registered holder. A proxy need not be a holder of Bonds. In the case of Bonds held jointly, any one of the joint registered holders present in person or by proxy may vote in the absence of the other or others; but in case more than one of them be present in person or by proxy, only one of them may vote in respect of each U.S.$1,000 principal amount of Bonds of which they are joint registered holders.
     (i) The Province and the Fiscal Agent, by their authorized representatives, officers and directors, and the financial and legal advisors of the Province and the Fiscal Agent may attend any meeting of the registered holders of Bonds, but shall have no vote as such.
     (j) Except as set forth in Section 17, the registered holders of the Bonds may by Extraordinary Resolution (as defined below) agree with the Province to modify or amend this Agreement and the Bonds (including the terms and conditions thereof). An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Bonds, whether present or not; provided, however, no such modification or amendment to this Agreement or the terms and conditions of the Bonds shall, without the consent of the registered holder of each such Bond affected thereby: (a) change the Maturity Date of any such Bond or change any Interest Payment Date; (b) reduce or cancel the principal amount of any such Bond or the rate of interest payable thereon; (c) change the currency of payment of any such Bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Bond; or (e) reduce the percentage of the principal amount of Bonds necessary for the taking of any action, including modification or amendment of this Agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.
     The term “Extraordinary Resolution” is defined as a resolution passed at a meeting of registered holders of Bonds held in accordance with the provisions of this Agreement and the Bonds by the affirmative vote of the registered holders of not less than 66-2/3% of the principal amount of the then outstanding Bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66-2/3% in principal amount of the then outstanding Bonds. The quorum at any such meeting for passing an Extraordinary Resolution is two or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding Bonds, or at any adjourned meeting, two or more persons being or representing registered holders of Bonds whatever the principal amount of the Bonds so held or represented.
     Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of registered holders of Bonds shall be binding upon all the holders of Bonds, whether present at or absent from such meeting, and every instrument in writing signed by registered holders of Bonds in accordance with this subsection (j) shall be binding upon all the registered holders of Bonds (whether or not a signatory). Subject to the provisions for its indemnity herein contained, the Fiscal Agent shall be bound to give effect accordingly to every such Extraordinary Resolution.

     (k) Minutes of all resolutions and proceedings at every meeting of registered holders of Bonds held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Fiscal Agent and any such minutes, if signed by the chair of the meeting at which such resolutions were passed or proceedings taken, or by the chair of the next succeeding meeting of the registered holders of Bonds, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken at the meeting to have been duly passed and taken.
     (l) The Fiscal Agent, or the Province with the approval of the Fiscal Agent, may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:
(i)	for the deposit of instruments appointing proxies at such place as the Fiscal Agent, or the Province with the approval of the Fiscal Agent, may direct; and

(ii)	for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent by facsimile transmission or another means of recorded communication before the meeting to the Province or to the Fiscal Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.
     Any regulations so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of registered holders of Bonds shall be the registered holders thereof or their duly appointed proxies.
     14. Further Issues. The Province may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further bonds ranking equally and ratably with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds. Any such further bonds shall be issued with the benefit of an agreement supplemental to this Agreement.
     15. Inspection of Books and Records. The Province may during regular business hours, whenever it deems it necessary, inspect any books and records maintained by the Fiscal Agent pursuant to this Agreement upon written notice to the Fiscal Agent.
     16. Forwarding of Notice. If the Fiscal Agent shall receive any notice or demand addressed to the Province pursuant to the provisions of the Bonds, the Fiscal Agent shall promptly forward such notice or demand to the Province.

     17. Amendments. This Agreement and the Bonds may be amended or supplemented by the parties hereto, without notice to or the consent of the registered holder of any Bond, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provisions contained herein or in the Bonds, or effecting the issue of further bonds as described under Section 14, or in any other manner which the Province may deem necessary or desirable and which shall not adversely affect the interests of holders of Bonds. The Fiscal Agent shall not be required to enter into any amendment or supplement which effects its own rights, duties or obligations hereunder. The Fiscal Agent shall be entitled to an officer’s certificate and opinion of counsel in form satisfactory to it to the effect that such amendment or supplement complies with the terms of this Agreement and does not adversely affect the interests of holders of the Bonds.
     18. Notices.
     (a) Any communication from the Province to the Fiscal Agent with respect to this Agreement shall be addressed to The Bank of New York, 101 Barclay Street, Floor 4E, New York, New York 10286, Facsimile No.: (212) 815-5802 and any communications from the Fiscal Agent to the Province with respect to this Agreement shall be addressed to the Department of Finance, P. O. Box 187, 7th Floor, 1723 Hollis Street, Halifax, Nova Scotia, Canada B3J 2N3, Attention: Director of Liability Management and Treasury Services; Facsimile No.: (902) 429-0257 (or such other address or facsimile number as shall be specified in writing by the Fiscal Agent or by the Province, as the case may be) and shall be delivered in person or sent by first class prepaid mail or by facsimile transmission subject, in the case of facsimile transmission, to confirmation by telephone, to the foregoing addresses or using the foregoing facsimile numbers. Such notice shall take effect in the case of delivery in person, at the time of delivery, in the case of delivery by first class prepaid mail 7 business days (in the place of mailing) after dispatch and in the case of delivery by facsimile transmission, at the time of confirmation by telephone.
     (b) All notices to the registered holders of Bonds will be prepared by the Province and mailed or delivered to such holders at their addresses indicated in records maintained by the Fiscal Agent and, as long as rules of the Luxembourg Stock Exchange so require, notices will be published at the expense of the Province in a leading newspaper having general circulation in Luxembourg (e.g., the Luxemburger d’Wort). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case maybe, or in the case of mailing, on the second Business Day after such mailing.
     19. References. Except as otherwise provided in this Agreement, references in this Agreement to sections or subsections are to sections or subsections of this Agreement.
     20. Counterparts. This Agreement may be executed in any number of counterparts and a counterpart may be delivered by facsimile transmission. Each counterpart shall be deemed an original and together shall constitute one and the same instrument.
     21. Headings. The headings for the sections of this Agreement are for convenience only and are not part of this Agreement.

     22. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     23. Waiver. Any provision of this Agreement for the sole benefit of one party to this Agreement may be waived in whole or in part by that party without prejudice to that party’s rights in the event of a breach of any other provision of this Agreement. The waiver by either party of any provision of this Agreement shall not be taken or held to be a waiver of any further breach of the same provision. A waiver shall be binding on the waiving party only if it is in writing.
     24. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, but is authorized under the laws of Nova Scotia.
(signature page follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

PROVINCE OF NOVA SCOTIA
By	/s/ Elizabeth A. Cody
	Name:	Elizabeth A. Cody
	Title:	Assistant Deputy Minister of Finance

THE BANK OF NEW YORK, as fiscal agent
By	/s/ Lesley Daley
	Name:	Lesley Daley
	Title:	Assistant Vice-President

Exhibit 1
[Form of Global Bond]
Unless this certificate is presented by an authorized representative of The Depository Trust Company, 55 Water Street, New York, New York (“DTC”), to the Province (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
CANADA
PROVINCE OF NOVA SCOTIA
ISSUE OF 5.125% BONDS DUE JANUARY 26, 2017 ISSUED PURSUANT TO THE PROVINCIAL FINANCE ACT, R.S.N.S., 1989, C. 365, AND THE APPROPRIATIONS ACT, 2001, S.N.S., 2001, C.2, AND BY AND IN ACCORDANCE WITH AN ORDER OF THE LIEUTENANT GOVERNOR IN COUNCIL OF THE PROVINCE OF NOVA SCOTIA.

REGISTERED NO.	CUSIP: 669827 FT9
PROVINCE OF NOVA SCOTIA
5.125% BOND DUE JANUARY 26, 2017
     The Province of Nova Scotia (the “Province”), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of $500,000,000 (the “Principal Amount”) in the lawful money of the United States of America on January 26, 2017 (the “Maturity Date”) or on such earlier date as the Principal Amount may become payable hereunder (the “Redemption Date”), upon presentation and surrender of this Global Bond and to pay interest thereon at the rate of 5.125% per annum from and including January 26, 2007 together with Additional Amounts (as defined herein), if any, until the Principal Amount is paid, in semi-annual installments in arrears on January 26 and July 26 in each year commencing on July 26, 2007 (each such date an “Interest Payment Date”) until and including the Maturity Date, all in accordance with the terms of this Global Bond.
     This Global Bond is one of the fully registered global bonds (the “Global Bonds”) which together initially represent the duly authorized issue of debt securities of the Province designated as its 5.125% Bonds due January 26, 2017 (the “Bonds”), which issue is initially limited in aggregate principal amount to U.S.$500,000,000 The Bonds and all the rights of the registered holders thereof are expressly subject to a fiscal agency agreement dated as of January 26, 2007 (the “Fiscal Agency Agreement,” which term includes any agreement supplemental thereto) between the Province and The Bank of New York, as fiscal agent, registrar, transfer agent and principal paying agent (the “Fiscal Agent,” which term includes any successor as fiscal agent, registrar, transfer agent and principal paying agent appointed in accordance with the Fiscal Agency Agreement), to which Fiscal Agency Agreement reference is hereby made for a statement of the respective rights, duties and immunities of the Province, the Fiscal Agent and registered holders of the Bonds and the terms upon which the Bonds are, and are to be, authenticated, registered and delivered. The Bonds and the Fiscal Agency Agreement together constitute a contract, all the terms and conditions of which the registered holders by acceptance hereof assent to and are deemed to have notice of. Capitalized terms not defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.
     The Bonds are issued under the authority of the Provincial Finance Act, R.S.N.S., 1989, c. 365, and the Appropriations Act, 2001, S.N.S., 2001, c.2, and by and in accordance with an order of the Lieutenant Governor in Council of the Province of Nova Scotia. The Bonds shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York, but are authorized under the laws of Nova Scotia.
     The Bonds are direct, unconditional, unsecured and unsubordinated general obligations of the Province. The Bonds rank equally with themselves and with all other unsecured and unsubordinated indebtedness and obligations of the Province from time to time outstanding. Payments of principal of and interest on the Bonds will be a charge upon the revenue, money and funds of the Province.
     Interest on the Bonds will accrue from the most recent Interest Payment Date to which interest has been paid, or, if no interest has been paid or duly provided for, from and including January 26, 2007, until the principal thereof has been paid or duly made available for payment. Any overdue principal or interest on the Bonds shall bear interest at the rate of 5.125% per annum (both before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been received by the Fiscal Agent and notice to that effect has been given in accordance with the provisions set forth herein. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the persons in whose names the Bonds are registered at the close of business on January 26 or July 26 (each a “Record Date”) immediately preceding such Interest Payment Date. If the Bonds become redeemable prior to maturity in accordance with the terms and conditions of this Global Bond, any interest payable under the Bonds on a Redemption Date which is not an Interest Payment Date will be payable to the persons in whose names the Bonds are registered on the Redemption Date. Interest payments on the Bonds will include interest accrued to but excluding the dates on which such interest payments are due. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     If the Maturity Date, the Redemption Date or any other Interest Payment Date falls on a day which is not a Business Day, the registered holders of the Bonds shall not be entitled to payment until the next following Business Day, and no additional interest shall accrue as a result of any such delay in payment. If a Record Date falls on a day which is not a Business Day, then that Record Date shall be deemed to be the immediately preceding Business Day. For the purpose of this paragraph, “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York, are not authorized or obligated by law or regulation to close.
     The principal of the Bonds is payable to the registered holders thereof against surrender of the Bonds at the Fiscal Agent’s Office (as defined below) on the Maturity Date or the Redemption Date. Payment of the principal of and interest on the Bonds will be made in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts. Payments of principal of and interest on the Bonds will be made by the Province in immediately available funds and, in the case of payments under the Global Bonds, will be made directly to Cede & Co., as nominee of DTC, for payment to DTC participants in accordance with customary procedures established from time to time by DTC.
     If the Bonds are issued in definitive form, payment of interest will be made by check mailed to the address of the registered holder of the Bond, and payment of principal will be made against surrender of the Bonds at the Fiscal Agent’s Office or any applicable Paying Agent.
     All payments of principal of and interest on the Bonds will be made by the Province without deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of Canada, or any province, political subdivision or taxing authority therein or thereof, unless such withholding or deduction is required by applicable law. In such an event, the Province (subject to its right of redemption described herein) shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by the Bond holders after such withholding or deduction shall equal the respective amounts of principal and interest which would have been received in respect of the Bonds, in the absence of the withholding or deduction. The Province shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties: (a) to, or to a third party on behalf of, a beneficial owner of a Bond who is subject otherwise to such taxes by reason of his having some connection with Canada other than the mere holding of the Bonds, or (b) which become payable as a result of any Bond being presented for payment on a date more than 30 days after the Relevant Date except to the extent that the registered holder would have been entitled to such Additional Amounts on presenting the same for payment on such 30th day, or (c) to an individual pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union’s Economic and Finance Ministers) Council meeting of 26-27 November 2000, the proposal presented by the Commission of the European Communities on July 18, 2001 for a Council Directive to ensure effective taxation of savings income in the form of interest payments within the European Union, or any law implementing or complying with, or introduced in order to conform to, such Directive or proposal. For this purpose the “Relevant Date” means:
(i)	the date on which the payment in respect of the Bonds first becomes due; or

(ii)	if the full amount of the monies payable shall not have been duly provided to the Fiscal Agent on or prior to such due date, the date on which such monies shall have been so provided.
References in this Global Bond to principal and interest shall include such Additional Amounts.
     The principal amount of the Bonds is due and payable on the Maturity Date. The Bonds are not redeemable prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of registered holders prior to maturity. The Bonds will become void unless presented for payment within a period of the lesser of ten years (in the case of principal), and five years (in the case of interest) or the period prescribed by law, from the Relevant Date for payment.
     The Bonds may be redeemed at the option of the Province in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of Bonds in accordance with the Fiscal Agency Agreement (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the Redemption Date, if (a) the Province has or will become obliged to pay Additional Amounts as provided above, as a result of any change in, or amendment to, the laws or regulations of Canada, or any province having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after January 18, 2007, and (b) such obligation cannot be avoided by the Province taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Province would be obliged to pay such Additional Amounts were a payment in respect of the Bonds then due. Prior to the issuance of any notice of redemption pursuant to this paragraph, the Province shall deliver to the Fiscal Agent a certificate signed by two officers of the Province stating that the Province is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Province so to redeem have occurred, and an opinion of independent legal advisers of recognized standing to the effect that the Province has or will become obliged to pay the Additional Amounts as a result of such change or amendment.
     If (a) there is a nonpayment of the principal of or interest on any of the Bonds and such nonpayment continues for a period of more than 30 days or (b) there is failure in the performance of any other material covenant of the Province contained in the Bonds which continues for more than 45 days after written notice requiring such failure to be remedied is given to the Province by a registered holder of Bonds, then the registered holder giving such notice may give a further written notice to the Province demanding that the principal amount of all or any of the Bonds held by such registered holder become immediately repayable, together with accrued interest to the date of payment, and upon the giving of such further notice, such Bonds shall become immediately due and payable. Any such notice or further notice from a registered holder of Bonds to the Province shall be given to the Province by delivering such notice or further notice to the Fiscal Agent.
     The Province may, if not in default under the Bonds, at any time purchase Bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law and may cause the Fiscal Agent to cancel any Bonds so purchased in the circumstances described in the Fiscal Agency Agreement.
     The Fiscal Agent has been appointed as the registrar for the Bonds, and as such will maintain at its office in the Borough of Manhattan, in The City and State of New York or at such other office reasonably satisfactory to the Province (the “Fiscal Agent’s Office”) a register (the “Register”) for the initial registration, and registration of transfers and exchanges, of Bonds. Subject to the limitations, terms and conditions set forth herein and in the Fiscal Agency Agreement, a Bond may be transferred at the Fiscal Agent’s Office by surrendering the Bond to the Fiscal Agent for cancellation, and thereupon the Fiscal Agent shall issue and register in the name of the transferee, in exchange therefor, a new Bond having identical terms and conditions and having a like aggregate principal amount in authorized denominations. Upon the occurrence of certain events specified in Section 5 of the Fiscal Agency Agreement, the Global Bonds are exchangeable at the Fiscal Agent’s Office for Bonds in definitive registered form without coupons, in authorized denominations of U.S.$5,000 and integral multiples of $1,000 in excess thereof, in an equal aggregate principal amount and having identical terms and conditions as this Global Bond (except insofar as they relate specifically to the Global Bonds). On or after such exchange, the Fiscal Agent shall make all payments to be made in respect of such Bonds in definitive registered form to the registered holders thereof regardless of whether such exchange occurred after the Record Date for such payment. If a Bond is surrendered for transfer, it shall be accompanied by a written instrument of transfer in form satisfactory to the Fiscal Agent and executed by the registered holder in person or by the registered holder’s attorney duly authorized in writing. No service charge will be imposed for any such transfer or exchange, but the Province may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge in connection therewith.
     The Fiscal Agent shall not be required to register any transfer or exchange of any Bond during the period from any Record Date to the corresponding Interest Payment Date. Neither the Province nor the Fiscal Agent shall be required to make any exchange of Bonds if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of exchange. No provision of the Bonds or of the Fiscal Agency Agreement shall alter or impair the obligation of the Province, which is absolute and unconditional, to pay the principal of and interest on the Bonds at the time, place, and rate, and in the coin or currency, herein prescribed.
     The Province and the Fiscal Agent shall deem and treat the person in whose name a Bond is registered as the absolute owner of such Bond for all purposes whatsoever, whether or not such Bond is overdue, and neither the Province nor the Fiscal Agent shall be affected by notice to the contrary. All payments to or on the order of the registered holder of any Bond are valid and effectual to discharge the liability of the Province or the Fiscal Agent on such Bond to the extent of the sum or sums paid.
     The Fiscal Agency Agreement and the Bonds may be amended or supplemented by the Province, on the one hand, and the Fiscal Agent, on the other hand, without notice to or the consent of the registered holder of any Bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained in the Fiscal Agency Agreement or the Bonds, or effecting the issue of further bonds as described below, or in any manner which the Province may deem necessary or desirable and which will not adversely affect the interests of holders of the Bonds.
     In addition to the amendments or supplements to the Fiscal Agency Agreement or the Bonds permitted by the provisions in the immediately preceding paragraph, the Fiscal Agency Agreement contains provisions for registered holders of Bonds to agree with the Province to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement and the Bonds (including the terms and conditions contained herein). An Extraordinary Resolution duly made in accordance with the provisions of the Fiscal Agency Agreement shall be binding on all registered holders of Bonds whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Bonds shall, without the consent of the registered holder of each such Bond affected thereby: (a) change the Maturity Date of any such Bond or change any Interest Payment Date; (b) reduce or cancel the principal amount of any such Bond or the rate of interest payable thereon; (c) change the currency of payment of any such Bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Bond; or (e) reduce the percentage of the principal amount of Bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.
     The term “Extraordinary Resolution” is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of Bonds by the affirmative vote of the registered holders of not less than 66-2/3% of the principal amount of the then outstanding Bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66-2/3% in principal amount of the then outstanding Bonds. The quorum at any such meeting for passing an Extraordinary Resolution is two or more registered holders of Bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding Bonds, or at any adjourned meeting called by the Province or the Fiscal Agent, two or more persons being or representing registered holders of Bonds whatever the principal amount of the Bonds so held or represented.
     All notices to the registered holders of Bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Fiscal Agent and, as long as rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (e.g., the Luxemburger d’Wort). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case maybe, or in the case of mailing, on the second Business Day after such mailing. Written notice will also be given to DTC, provided at the time of such notice the Bonds are represented by the Global Bonds. In addition, if the Bonds are being held in definitive form, notices will be validly given if sent by first class prepaid mail addressed to the registered holders thereof at their respective addresses appearing in the Register and if, in the case of joint holders of any Bond, more than one address appears in the Register in respect of such joint holding, such notice shall be addressed only to the first address so appearing. Any notice so given shall be deemed to have been given on the day of it being sent by mail.
     The Province may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further bonds ranking equally and ratably with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status or otherwise as the Bonds. Any such further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.
     It is hereby certified and declared that all acts, conditions and things necessary to be done and to exist precedent to and in the issuance of this Global Bond have been properly done, fulfilled and performed and do exist in regular and due form as required by the laws of the Province of Nova Scotia and the laws of Canada applicable therein.
     Unless the certificate of authentication below has been executed by the Fiscal Agent by manual signature, this Global Bond shall not be entitled to any benefit under the Fiscal Agency Agreement or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Province of Nova Scotia has caused the manual signature and the manual countersignature of its duly authorized signatories to be affixed to this Global Bond.

DATED:	Countersigned:

Authorized Signatory	Authorized Signatory

FISCAL AGENT’S CERTIFICATE OF AUTHENTICATION This Global Bond is one of the 5.125% Bonds due January 26, 2017. THE BANK OF NEW YORK as Fiscal Agent
By:
Authorized Signatory

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